EXHIBIT 10.7

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), dated as of this 24th day of July 2003 by and among Sandalwood Lodging Investment Corporation and its subsidiaries (collectively, “Sandalwood”), Sandalwood Hospitality Advisors, LLC and its subsidiaries (collectively, the “Advisor”), and Barceló Crestline Corporation and its subsidiaries (collectively, “Barceló Crestline”).

WHEREAS, Sandalwood, the Advisor and Barceló Crestline entered into that certain Right of First Refusal and Services Agreement dated as of December 6, 2002 together with all exhibits and schedules attached thereto (the “ROFR Agreement”) pursuant to which, among other things, Sandalwood granted Barceló Crestline a right of first refusal to provide certain Management Services with respect to certain specified hotels that Sandalwood acquires, Barceló Crestline agreed to provide certain Acquisition Services to Sandalwood and Barceló Crestline agreed to make the Barceló Crestline Investment in accordance with the terms and conditions of the Stock Purchase Agreement (as defined below);

WHEREAS, Sandalwood and Barceló Crestline entered into that certain Stock Purchase and Rights Agreement (the “Stock Purchase Agreement”) dated as of December 6, 2002 pursuant to which, among other things, Barceló Crestline agreed to purchase Three Million Dollars ($3,000,000) of registered common stock of Sandalwood subject to the terms and conditions set forth in the Stock Purchase Agreement; and

WHEREAS, Sandalwood, the Advisor and Barceló Crestline desire to terminate the ROFR Agreement and the Stock Purchase Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions.

All capitalized terms not specifically defined in this Agreement shall have the definition given such term(s) in the ROFR Agreement.

2.	Termination of ROFR and Trademark License Agreements.

Sandalwood, the Advisor and Barceló Crestline each hereby agree that the ROFR Agreement and the Trademark License Agreement dated as of

December 6, 2002 among Sandalwood, the Advisor and Barceló Crestline (the “Trademark License Agreement”) are each terminated effective as of the date hereof and superceded by this Agreement. As of the date hereof, the parties to the ROFR Agreement and the Trademark License Agreement shall have no further rights or obligations thereunder, except as otherwise provided herein. Notwithstanding the foregoing, Sandalwood and Barceló Crestline hereby agree that the indemnification provisions set forth in Section IV.C and D of the ROFR Agreement shall survive termination of the ROFR Agreement.

3.	Termination of Stock Purchase Agreement.

Sandalwood and Barceló Crestline each hereby agree that the Stock Purchase Agreement is terminated effective as of the date hereof, and superceded by this Agreement. As of the date hereof, the parties shall have no further rights or obligations thereunder, except as otherwise provided herein. Notwithstanding the foregoing, Sandalwood and Barceló Crestline hereby agree that the indemnification provisions set forth in Section 8 of the Stock Purchase Agreement as it relates to breaches of the representations and warranties contained in Sections 6 and 7 thereof shall survive termination of the Stock Purchase Agreement.

4.	Conversion of Barceló Crestline Advances into Promissory Note.

Simultaneously with the execution of this Agreement, (i) Barceló Crestline shall advance to the Advisor One Hundred Sixty-One Thousand Eight Hundred Thirty-Three Dollars ($161,833), which shall be considered a Barceló Crestline Advance, (ii) the Advisor shall enter into a promissory note in the form attached as Exhibit A hereto whereby Sandalwood promises to repay Barceló Crestline One Million Dollars ($1,000,000), which amount represents the aggregate Barceló Crestline Advances outstanding as of the date hereof, and (iii) Sandalwood shall grant to Barceló Crestline a guarantee in the form attached as Exhibit B whereby Sandalwood guarantees to Barceló Crestline the performance by the Advisor of its obligations under the promissory note described in the subsection (ii) of this Section 4.

5.	Cessation of Use of Barceló Crestline Information in Materials.

From and after the date hereof, Sandalwood and the Advisor agree that they shall not include the Barceló Crestline Information or any information specifically provided by Barceló Crestline pursuant to Section IV.E of the ROFR Agreement in any Registration Statement, Prospectus or IPO Marketing Material nor shall such registration statement, prospectus or marketing material make reference or describe the ROFR Agreement or the Stock Purchase Agreement. Notwithstanding the foregoing, Sandalwood will not accept a subscription for Sandalwood shares from any person who has been informed of the existence of the ROFR Agreement and the Stock Purchase Agreement and who has not thereafter been informed that the ROFR Agreement and Stock Purchase Agreement have been terminated. Barceló Crestline acknowledges that Sandalwood and the Advisor may attempt to do an offering of securities exempt from the registration requirements of the Securities Act and may state in its offering materials that Sandalwood intends to use Crestline Hotels & Resorts, Inc. as one of its hotel managers. Sandalwood and the Advisor agree that they shall not include any other information with respect to Barceló Crestline in such offering materials without the express written consent of Barceló Crestline.

6.	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Maryland (excluding the choice of law rules thereof).

7.	Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws in effect from time to time, such provision shall be fully severable; this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible so as to make it legal, valid and enforceable.

8.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns, except that no party may transfer or assign its rights or obligations hereunder without prior written consent of the parties. No assignment or other transfer of the rights or obligations of the parties shall relieve the assignor or transferor of any obligations under this Agreement.

9.	Execution in Counterparts.

This Agreement may be executed in multiple counterparts, which when taken together shall constitute a single, binding original.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.

SANDALWOOD LODGING INVESTMENT CORPORATION

By:	/s/ Douglas H.S. Greene
Douglas H.S. Greene Managing Director, Vice Chairman and Chief Investment Officer

SANDALWOOD HOSPITALITY ADVISORS LLC

By:	/s/ Douglas H.S. Greene
Douglas H.S. Greene Managing Director, Vice Chairman and Chief Investment Officer

BARCELÓ CRESTLINE CORPORATION

By:	/s/ James L. Francis
James L. Francis Chief Operating Officer